Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HAKO-WERKE INTERNATIONAL GMBH,

MINUTEMAN INTERNATIONAL, INC.

AND

MMAN ACQUISITION CORP.

DATED AS OF JULY 8, 2004

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of July 8, 2004 (this “Agreement”) by and among Hako-Werke International GmbH, a limited liability entity organized under the laws of Germany (“Parent”), Minuteman International, Inc., an Illinois corporation (the “Company”), and MMAN Acquisition Corp., an Illinois corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, Parent beneficially owns approximately 68% of the common stock, no par value per share, of the Company (the “Company Common Stock”);

WHEREAS, Parent has proposed to acquire beneficial ownership of all of the issued and outstanding shares of the Company Common Stock not beneficially owned by Parent (the “Shares”);

WHEREAS, the Board of Directors of Parent, the sole shareholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger (as defined below in Section 1.01), subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”), based in part upon the recommendation of a committee comprised of two independent members of the Company Board (the “Special Committee”), has approved this Agreement and the transactions contemplated hereby, including the Merger, the consideration to be paid for each Share in the Merger, and certain other matters, in accordance with the Business Corporation Act of 1983, as amended, of the State of Illinois (the “IBCA”), and directed that this Agreement and the Merger be submitted to a vote at a meeting of the Company’s shareholders;

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger as set forth in this Agreement; and

WHEREAS, Parent agrees, pursuant to the terms below, to cause to be voted the shares of Company Common Stock beneficially owned by it in favor of the adoption of this Agreement and the Merger at any meeting of the Company shareholders called for the purpose of adopting this Agreement and approving the Merger.

NOW, THEREFORE, in consideration of the foregoing, and of the respective representations, warranties, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01  THE MERGER.

At the Effective Time (as defined below in Section 1.02), upon the terms and subject to the conditions in this Agreement and in accordance with the IBCA, Merger Sub shall be merged with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease and the Company shall continue under Illinois law as the surviving corporation (the “Surviving Corporation”).  The Merger shall have the effects as provided by the IBCA and other applicable Law (as defined below in Section 8.13).

SECTION 1.02  EFFECTIVE TIME.

On the Closing Date (as defined below in Section 1.03), the parties shall file with the Secretary of State of the State of Illinois, articles of merger (the “Articles of Merger”) executed in accordance with the relevant provisions of the IBCA and shall make all other filings or recordings and take all other actions required under the IBCA in connection therewith.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Illinois or at such subsequent date and time as is permissible under the IBCA and as Parent and the Company shall agree and as specified in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.03  CLOSING.

Unless this Agreement shall have been terminated in accordance with Section 7.01, the closing of the Merger (the “Closing”) will take place at the offices of Jenner & Block LLP, One IBM Plaza, Chicago, Illinois, as promptly as practicable following (and in any event within two Business Days following) the satisfaction (or waiver in accordance with this Agreement) of the conditions provided in Article VI, or at such other date and place as the Company and Parent shall agree (the “Closing Date”).

SECTION 1.04  EFFECTS OF THE MERGER.

At and after the Effective Time, the Merger will have the effects set forth herein and in the applicable provisions of the IBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

SECTION 1.05  ARTICLES OF INCORPORATION; BYLAWS; OFFICERS AND DIRECTORS.

Pursuant to the Merger:

(a)           the Articles of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein and in accordance with applicable Law;

(b)           the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time and until the earlier of their death, resignation, or removal or until their respective successors are duly elected or appointed and qualified; and

(c)           the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation, or removal or until their respective successors are duly elected or appointed and qualified.

SECTION 1.06  EFFECT OF THE MERGER ON CAPITAL STOCK OF THE COMPANY AND MERGER SUB.

As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or the holders of any shares of the capital stock of Merger Sub or the Company:

(a)           Conversion of Capital Stock of Merger Sub.  Each share of common stock of Merger Sub, par value $.01 per share, that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

(b)           Conversion of Capital Stock of the Company.  Subject to Sections 1.06(c) and 1.07, each Share that is issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive $13.75 in cash, without interest (the “Merger Consideration”), and shall automatically be canceled and retired and shall cease to exist.  Each holder of a certificate which immediately prior to the Effective Time represented any such Shares shall cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration allocable to such Shares upon surrender of such certificate in accordance with Section 2.02.

(c)           Cancellation of Treasury Stock and Parent-Owned Stock.  Any shares of the Company Common Stock that are owned immediately prior to the Effective Time by the Company as treasury stock and each share of Company Common Stock owned by Parent, Merger Sub, or any other wholly owned Subsidiary of Parent, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be payable or delivered in exchange for such shares.  Each holder of a certificate representing any such shares shall cease to have any rights with respect to such shares.

SECTION 1.07  DISSENTING SHARES.

Notwithstanding anything in this Agreement to the contrary, including, without limitation, Section 1.06(b), Shares issued and outstanding immediately prior to the Effective Time and that are held by a shareholder who has properly exercised dissenter’s rights thereto, in accordance with Section 5/11.70 of the IBCA (“Dissenting Shares”), shall not by virtue of the Merger be converted into or represent a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder’s right to dissent, if any.  With respect to any Dissenting Shares, a dissenting shareholder shall have solely the appraisal rights provided under Section 5/11.70 of the IBCA, provided such dissenting shareholder complies with the provisions thereof.  If, after the Effective Time, such holder fails to perfect or withdraws or loses any such right to dissent, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, in accordance with Section 1.06(b).  The Company shall give Parent:

(a)           prompt notice of any demands for appraisal of any Shares received by the Company and any withdrawals of such demands; and

(b)           the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle, or otherwise negotiate, any such demands.

ARTICLE II

EXCHANGE OF CERTIFICATES

SECTION 2.01  EXCHANGE AGENT.

Prior to the mailing of the Proxy Statement (as defined below in Section 3.03), Merger Sub shall, with the Company’s prior approval, which approval will not be unreasonably withheld or delayed, appoint an exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration for the holders of the Shares and enter into a customary form of exchange agent agreement with the Exchange Agent, the terms and conditions of which shall be reasonably satisfactory to Parent and the Company.  As of the Effective Time, Parent shall have deposited with the Exchange Agent, for the benefit of the holders of outstanding Shares, the aggregate amount of cash payable pursuant to Section 1.06(b) hereof (the “Aggregate Merger Consideration”), upon exchange of such Shares in accordance with Section 2.02 (the “Exchange Fund”).

SECTION 2.02  EXCHANGE PROCEDURES.

Promptly after the Effective Time (but no later than three (3) Business Days therefrom), the Surviving Corporation shall mail or cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (a “Certificate” or “Certificates”) that were converted by virtue of the Merger into the right to receive cash pursuant to Section 1.06(b) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as the Surviving Corporation and Exchange Agent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates, in exchange for the Merger Consideration.  Upon surrender to the Exchange Agent of a Certificate or Certificates, together with a duly executed letter of transmittal and any other documents reasonably required by the

Exchange Agent, and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to an amount of cash equal to the Merger Consideration (without interest) multiplied by the number of Shares previously represented by such Certificate or Certificates surrendered less any required withholding of any amounts therefrom in accordance with Section 2.07.  The Exchange Agent shall accept such Certificates and documents upon compliance with such customary and reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates and if such Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration in cash (without interest) allocable to the Shares previously represented by such Certificate or Certificates to the record holder.  If any Merger Consideration is to be remitted to a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that the tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.02, and except as contemplated in Section 1.07, each Certificate previously representing Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration allocable to the Shares previously represented by such Certificates as contemplated by Section 1.06(b).  No interest will be paid or will accrue on any amount payable as Merger Consideration.

SECTION 2.03  NO FURTHER OWNERSHIP RIGHTS IN SHARES.

The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates.

SECTION 2.04  TERMINATION OF EXCHANGE FUND.

Any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) that remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the Merger Consideration to which they may be entitled.

SECTION 2.05  NO LIABILITY.

No party to this Agreement shall be liable to any Person (as defined below in this Section 2.05), including, without limitation, any holder of Certificates, in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law.  The term “Person” means any individual, corporation, partnership, limited liability company, trust, or unincorporated organization or a government or any agency or political subdivision thereof.

SECTION 2.06  LOST CERTIFICATES.

In the event any Certificate or Certificates shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or Certificates to be lost, stolen, or destroyed, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration payable in respect thereof as determined in accordance with Section 2.02, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to payment, deliver a bond to Parent in a form and amount reasonably satisfactory to Parent as indemnity against any claim that may be made against Parent or the Company with respect to the Certificate claimed to have been lost, stolen, or destroyed.

SECTION 2.07  WITHHOLDING RIGHTS.

The Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Surviving Corporation or the Exchange Agent, as the case may be, may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable provision of tax Law.  To the extent withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules provided by the Company to Parent and Merger Sub contemporaneously with the execution and delivery of this Agreement by the Company (the “Disclosure Schedules”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01  ORGANIZATION, STANDING, AND POWER.

Each of the Company and its Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization and has the corporate power and authority to carry on its business as presently being conducted and to own, operate, and lease its properties.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect (as defined below in Section 8.13).  The Company has made available to the Parent copies of the organizational documents of each of the Company and its Subsidiaries that are true, complete, and correct copies of such documents.  All of such organizational documents are in full force and effect.  None of the Company or any of its Subsidiaries is in violation of any of the provisions of its organizational documents.  The Subsidiaries set forth in the SEC Reports constitute all of the Company’s Subsidiaries.

SECTION 3.02  CAPITALIZATION.

(a)           The authorized capital stock of the Company consists of 10,000,000 shares of the Company Common Stock, of which 3,586,068 shares are issued and outstanding as of the date hereof.

(b)           All issued and outstanding shares of capital stock or other ownership interests of the Company and its Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable, and no class of capital stock or ownership interest is entitled to preemptive rights.

(c)           (i) No bonds, notes, debentures, or other indebtedness of the Company having the right to vote on any matters on which shareholders may vote are issued and outstanding, (ii) there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend, or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, or undertaking, and (iii) there are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any shares of capital stock of the Company.

(d)           All of the issued and outstanding shares of capital stock or other ownership interests of each of the Company’s Subsidiaries are owned directly or indirectly by the Company and are owned free and clear of any liens, security interests, pledges, claims, encumbrances, restrictions, preemptive rights, or any other claims of any third party (“Liens”).  There are no outstanding options, warrants, or other rights of any kind to acquire any additional shares of capital stock or other ownership interests of any of the Company’s Subsidiaries or securities convertible into or exchangeable for, or that otherwise confer on the holder thereof any right to acquire, any such additional shares or ownership interests, nor is the Company or any Subsidiary of the Company committed to issue any such option, warrant, right, or security.  There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem, or otherwise acquire any shares of capital stock or other ownership interests of any of the Company’s Subsidiaries.

SECTION 3.03  AUTHORIZATION AND RELATED MATTERS.

(a)           The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of the Merger by the shareholders of the Company in accordance with the IBCA, to carry out its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company (including the approval of at least two-thirds of the disinterested directors, as defined in Section 5/7.85 of the IBCA, of the Company), other than the approval of this Agreement and the Merger by the shareholders of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery hereof by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar Laws affecting creditors’ rights generally or by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)           The affirmative votes of at least two-thirds of the votes of the outstanding shares of Company Common Stock (the “Required Shareholder Vote”) in favor of the approval of this Agreement and the Merger is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement, the Merger, and the other transactions contemplated hereby.

(c)           The execution and delivery of this Agreement by the Company, compliance with the provisions of this Agreement by the Company, and the consummation of the Merger and the other transactions contemplated by this Agreement will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or acceleration of any obligation or to loss of any material rights under, or result in the acceleration or trigger of any payment, time of payment, vesting, or increase in the amount of any compensation or benefit payable pursuant to, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the organizational documents of the Company or any of its Subsidiaries, (ii) any contract, permit, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement, or other legally binding agreement, whether oral or written (a “Contract”), applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the filings with the Governmental Entities (as defined below in this Section 3.03(c)) and other matters referred to in the following sentence and the approval of this Agreement and the Merger by the shareholders of the Company, any judgment, order, decree, or Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.  No consent, approval, order, or authorization of, or registration or filing with, any Federal, state, or local government or any court, administrative agency, or commission or other governmental authority or agency, domestic or foreign (any of the foregoing, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (“SEC”) of (A) a proxy statement for the Shareholder Meeting (as defined below in Section 5.02) (such proxy statement, including any preliminary version thereof, in either case as amended, modified, or supplemented from time to time, the “Proxy Statement”), (B) a Rule 13e-3 Transaction Statement on Schedule 13E-3 (as amended, modified, or supplemented from time to time, the “Schedule 13E-3”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (C) such reports under Section 12 or 13(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this

Agreement; (ii) the filing of the Articles of Merger with the Illinois Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings, if any, with any Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” Laws; (iii) notifications to the Nasdaq Stock Market; (iv) those consents, approvals, orders, or authorizations or registrations or filings that may be required solely by reason of Parent’s or Merger Sub’s (as opposed to any other third party’s) participation in the Merger or the other transactions contemplated by this Agreement; and (v) those consents, approvals, orders, or authorizations or registrations or filings that, if not obtained or made, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(d)           The Company has heretofore provided to Parent and Merger Sub copies of all Contracts that provide for payments or the acceleration of benefits with respect to any “change of control” or other ownership change with respect to the Company or any of its Subsidiaries that would be triggered by the transactions contemplated by this Agreement.

SECTION 3.04  FAIRNESS OPINION, RECOMMENDATION BY THE SPECIAL COMMITTEE AND APPROVAL BY THE COMPANY BOARD.

(a)           On or prior to the date hereof, the Special Committee:

(i)            determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are advisable, fair to, and in the best interests of the shareholders (other than Parent, Merger Sub, or any wholly owned Subsidiary of either of them) of the Company (the “Public Shareholders”); and

(ii)           voted to recommend to the Company Board that the Company Board (1) approve and authorize this Agreement, the Merger, and the other transactions contemplated by this Agreement and (2) recommend that the Public Shareholders vote in favor of the approval and adoption of this Agreement and the Merger.

The Special Committee has received the opinion (the “Fairness Opinion”), dated as of July 7, 2004, of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Advisor”) to the effect that based on, and subject to the various assumptions and qualifications set forth in, such Fairness Opinion, as of the date of such Fairness Opinion, the consideration to be received by the Public Shareholders in the Merger is fair to such shareholders from a financial point of view.

(b)           On or prior to the date hereof, the Company Board, based in part on the recommendation of the Special Committee:

(i)            determined that this Agreement, the Merger, and the other transactions contemplated hereby, taken together, are advisable, fair to, and in the best interests of the Public Shareholders;

(ii)           approved and authorized this Agreement, the Merger, and the other transactions contemplated by this Agreement, and recommended that the Public Shareholders vote in favor of the approval and adoption of this Agreement and the Merger; and

(iii)          approved, for purposes of Section 5/11.75 of the IBCA, to the extent applicable, the formation and capitalization of Merger Sub in connection with the transactions contemplated by this Agreement.

SECTION 3.05  SEC REPORTS; FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES.

(a)           The Company has filed all reports and schedules required to be filed with the SEC since January 1, 2001 (collectively, the “SEC Reports”).  Except for SEC Reports that were amended following their initial filing (and then only with respect to the portion of such SEC Reports that were so amended), none of the SEC Reports, nor any amendments thereto, as of their respective report dates, or in the case of amendments, dates of amendment, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of such SEC Reports, as so amended, complied as to form as of their respective report dates, or in the case of amendments, dates of amendment, in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.  None of the Company’s Subsidiaries is required to file any forms, reports, or other documents with the SEC or any other comparable Governmental Entity, or any securities exchange.

(b)           The financial statements (including the related notes) of the Company and its Subsidiaries included in the SEC Reports, as amended through the date of this Agreement (including, in each case, where applicable, balance sheets, statements of operations, and statements of cash flows) (collectively, the “Company Financial Statements”):  (i) complied as to form in all material respects with the accounting requirements and the published rules and regulations of the SEC applicable at the time such SEC Reports were filed with the SEC; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (iii) are consistent with the books and records of the Company in all material respects; (iv) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that are immaterial in amount); and (v) disclose all liabilities of the Company, whether absolute, contingent, accrued, or otherwise, existing as of the date thereof that are of a nature required to be reflected in financial statements prepared in accordance with GAAP, except for liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c)           Neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent, or otherwise), except liabilities (i) adequately provided for in the balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (the “Most Recent Balance Sheet”), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected in the Most Recent Balance Sheet, (iii) incurred since the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice, (iv) incurred in connection with this Agreement, or (v) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.06  SCHEDULE 13E-3; PROXY STATEMENT.

The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company’s shareholders or at the time of the Shareholder Meeting, or (ii) the Schedule 13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing provisions of this Section 3.06, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the Schedule 13E-3 upon the basis of information supplied in writing by Parent or Merger Sub or any of their representatives specifically for inclusion or incorporation by reference therein.

SECTION 3.07  ABSENCE OF CERTAIN CHANGES OF EVENTS.

Except as disclosed in the SEC Reports, since December 31, 2003, each of the Company and each Subsidiary of the Company has conducted business only in the ordinary course of such business and neither the Company nor any Subsidiary of the Company has:  (i) suffered, and would not reasonably be expected to suffer, a Material Adverse Effect, or suffered any material casualty loss to its assets (regardless of whether such assets are insured), except for losses that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect; (ii) incurred any material liabilities or obligations, except in the ordinary course of business consistent with past practices; (iii) permitted or allowed any assets to be mortgaged, pledged, or subjected to any Lien, except for Liens for taxes not yet due and payable and Liens that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect; (iv) written down the value of any inventory, contract, or other intangible asset, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs in the ordinary course of business, consistent with past practice, or cancelled any other debts or claims, or waived any rights of substantial value, except in any such case in the ordinary course of business and consistent with past practice; (v) sold, licensed, or transferred or agreed to sell, license, or transfer, any of its material assets, except in the ordinary course of business and consistent with past practice; (vi) received written notice of any pending or threatened adverse claim with respect to, or an alleged infringement of, proprietary material, whether such claim or infringement is based on trademark, copyright, patent, license, trade secret, contract, or other restrictions on the use or disclosure of proprietary materials; (vii) incurred obligations to refund money to customers, except in the ordinary course of business, and that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect; (viii) made any capital expenditures or commitments, any one of which is more than $500,000, for additions to property, plant, or equipment without prior approval of the Company Board; (ix) made any material change in any method of accounting or accounting practice; (x)  entered into any agreement, arrangement, or transaction with any of its officers or directors (other than as described in clause (xii) below), or any business or entity in which any officer or director of the Company, or any affiliate or associate of any of such Persons has any direct or indirect interest other than this Agreement; (xi) granted any severance or termination pay to any director or officer of the Company or any Subsidiary, or entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any Subsidiary; (xii) increased the compensation, bonus, or other benefits payable to directors (other than any compensation that may become payable to the Special Committee members as a result of their service as members of the Special Committee), officers, or employees of the Company, other than in the ordinary course of business consistent with past practice; (xiii) received notice of any labor dispute, other than routine individual grievances; or (xiv) agreed to take any action described in this Section 3.07.

SECTION 3.08  TITLE TO PROPERTY.

The Company and its Subsidiaries have good and marketable title to all of their respective assets, including the assets reflected on the Most Recent Balance Sheet and all of the assets thereafter acquired by them (except to the extent that such assets have thereafter been disposed of for fair value in the ordinary course of business), free and clear of Liens except for (i) Liens for taxes not yet due and payable, (ii) Liens that do not materially detract from the value or interfere with the present use of the asset affected thereby, and (iii) Liens that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.09  COMPLIANCE WITH APPLICABLE LAWS; PERMITS..

(a)           Except as disclosed in the SEC Reports, the businesses of the Company and its Subsidiaries are not being conducted in violation of any Law, order, judgment, or decree of any Governmental Entity, except for possible violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.  No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company’s knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for investigations or reviews that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)           The Company and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders, and approvals from Governmental Entities that are necessary to the operation of the businesses of the Company and its Subsidiaries as they are now being conducted (collectively, the “Company Permits”), except where the failure to have such Company Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.  The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except for any failures to comply that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.10  INTELLECTUAL PROPERTY.

The Company and its Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights (as defined below in this Section 3.10) necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights has not had, and would not reasonably be expected to have, a Material Adverse Effect.  To the knowledge of the Company, the Intellectual Property Rights of the Company and its Subsidiaries do not conflict with or infringe upon any Intellectual Property Rights of others in any manner that has had, or would reasonably be expected to have, a Material Adverse Effect.  For purposes of this Agreement, “Intellectual Property Right” means any trademark, service mark, trade name, domain name, mask work, copyright, patent, software license, other data base, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing), or any other similar type of proprietary intellectual property right.

SECTION 3.11  ENVIRONMENTAL MATTERS.

(a)           Except for such matters, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect or as set forth in SEC Reports:

(i)            no notice, notification, demand, request for information, citation, summons, or order has been received, and no penalty has been assessed under or in respect of any Environmental Law (as defined below in this Section 3.11) with respect to any matter relating to the Company or any Subsidiary; and to the knowledge of the Company or any Subsidiary, no complaint has been filed, and no investigation, action, claim, suit, proceeding, or review is pending or is threatened by any Governmental Entity or other Person under or in respect of any Environmental Law with respect to any matter relating to the Company or any Subsidiary;

(ii)           to the knowledge of the Company, there are no liabilities of or relating to the Company or any Subsidiary of any kind whatsoever whether accrued, contingent, absolute, determined, determinable, or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations, or set of circumstances that could reasonably be expected to result in or be the basis for any such liability;

(iii)          the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and have obtained and are in compliance with all Environmental Permits (as defined below in this Section 3.11); and

(iv)          to the knowledge of the Company, no Hazardous Substance (as defined below in this Section 3.11) has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, released or otherwise come to be located at or below any property now or previously owned, leased, or operated by the Company or any Subsidiary.

For purposes of this Section 3.11(a), the “Company” and “Subsidiary” shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary.

(b)           Neither the Company nor any Subsidiary owns, leases, or operates any real property, or conducts any operations at a facility, located in New Jersey, Connecticut, Massachusetts, Indiana or California.

(d)           For purposes of this Section 3.11, the following terms shall have the meanings set forth below:

(i)            “Environmental Laws” means any Law (including, without limitation, common law), treaty, judicial decision, judgment, order, decree, injunction, permit, or governmental restriction or requirement or any agreement or contract with any Governmental Entity or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals, or any toxic, radioactive, ignitable, corrosive, reactive, or otherwise Hazardous Substances, wastes, or materials.

(ii)           “Environmental Permits” means all permits, licenses, franchises, certificates, approvals, and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting the business of the Company or any of its Subsidiaries as currently conducted.

(iii)          “Hazardous Substances” means any pollutant, contaminant, waste, or chemical or any toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substance, waste, or material, or any substance, waste, or material having any constituent elements displaying of the foregoing characteristics, that is regulated under Environmental Laws, including but not limited to “Hazardous Substances” as that term is defined under 42 U.S.C. Section 9601(14), and also including petroleum, its derivatives, by-products, and other hydrocarbons.

SECTION 3.12  EMPLOYEE BENEFIT PLANS.

(a)           Except for such matters, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect or as set forth in SEC Reports:

(i)            Each Employee Benefit Plan (as defined below in this Section 3.12) of the Company or any of its Subsidiaries is and at all times has been in compliance with all applicable Laws (including ERISA (as defined below in this Section 3.12)).

(ii)           Neither the Company nor any of its Subsidiaries is contributing to, and has not contributed to, any multiemployer plan, as defined in ERISA Section 3(37)(A).

(iii)          Any Employee Benefit Plan of the Company or any of its Subsidiaries that has been terminated was done so in full compliance with all applicable Laws, and there is no basis for further liability or obligation of the Company or any of its Subsidiaries with respect to any such Employee Benefit Plan.

(iv)          Except as required by Internal Revenue Code Section 4980B and ERISA Section 602, no Employee Benefit Plan provides or has any obligation to provide (or contribute to the cost of) post-retirement welfare benefits with respect to current or former employees of the

Company or any of its Subsidiaries, including without limitation, post-retirement medical, dental, life insurance, severance, or any similar benefit, whether provided on an insured or self-insured basis.

(v)           Each of the Company and its Subsidiaries has performed all of its obligations under each Employee Benefit Plan, has made appropriate entries in its financial records and statements for all obligations and liabilities under each Employee Benefit Plan, and has complied with ERISA’s reporting and disclosure requirements applicable to each Employee Benefit Plan.

(b)           For purposes of this Section 3.12, the following terms shall have the meanings set forth below:

(i)            “Employee Benefit Plan” means any (i) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any multiemployer plan), or (iv) Employee Welfare Benefit Plan.

(ii)           “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

(iii)          “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

(iv)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

SECTION 3.13  LITIGATION.

Except as set forth in the SEC Reports, there is no action, suit, investigation, or proceeding (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any other Governmental Entity that has had, or would reasonably be expect to have, a Material Adverse Effect, or which as of the date hereof in any manner challenges or seeks to prevent enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

SECTION 3.14  LABOR MATTERS.

(a)           Except for such matters, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect, there are no (i) labor strikes, disputes, slowdowns, representation or certification campaigns, or work stoppages or other concerted activities with respect to employees of any of the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, (ii) grievance or arbitration proceedings, decisions, side letters, letter agreements, letters of understanding, or settlement agreements arising out of collective-bargaining agreements to which the Company or any of its Subsidiaries is a party, (iii) unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or (iv) activities or proceedings of any labor union or employee association to organize any such employees.

(b)           Except for such matters, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms, and conditions of employment and wages and hours.

(c)           Except for such matters, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect, there are no administrative matters pending with any Governmental Entity regarding (i) violations or alleged violations of any wage and hour Law or any Law with respect to discrimination on the basis of race, color, creed, national origin, religion, or any other basis under such Law, (ii) any claimed violation of Title VII of the 1964 Civil Rights Act, as amended, (iii) any allegation or claim arising out of Executive Order 11246 or any other applicable order relating to governmental contractors or state contractors, or (iv) any violation or alleged violation of the Age Discrimination and Employment Act, as amended, or any other applicable Laws with respect to wages, hours, employment practices, and terms and conditions of employment.

SECTION 3.15  TAX MATTERS.

(a)           Except for such matters, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect:

(i)            all Tax (as defined below in this Section 3.15) returns, statements, reports, and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Tax authority with respect to any Tax period (or portion thereof) ending on or before the Effective Time (a “Pre-Closing Tax Period”) by or on behalf of the Company or any Subsidiary of the Company (collectively, the “Returns”), were filed when due (including any applicable extension periods) in accordance with all applicable Laws; and as of the time of filing, the Returns were true and complete in all material respects;

(ii)           the Company and its Subsidiaries have timely paid, or withheld and remitted to the appropriate Tax authority, all Taxes shown as due and payable on the Returns that have been filed;

(iii)          the charges, accruals, and reserves for Taxes with respect to the Company and any Subsidiary for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the Most Recent Balance Sheet (excluding any provision for deferred income taxes) are adequate to cover such Taxes as of the date of the Most Recent Balance Sheet;

(iv)          there is no claim (including under any indemnification or Tax-sharing agreement with a Person other than Parent (or an Affiliate of Parent) and Company or any Subsidiary), audit, action, suit, proceeding, or investigation now pending or threatened in writing against or in respect of any Tax or Tax Asset (as defined below in this Section 3.15) of the Company or any Subsidiary;

(v)           there are no Liens for Taxes upon the assets of the Company or its Subsidiaries except for Liens for current Taxes not yet due or being contested in good faith in accordance with applicable procedures; and

(vi)          neither the Company nor any Subsidiary is currently under any obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of “Tax” below, regardless of whether such Tax is imposed on the Company or any Subsidiary.

For purposes of this Section 3.15, the term “Tax Asset” shall include any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction, or any other credit or Tax attribute that could be carried forward or back to reduce Taxes.

(b)           For purposes of this Section 3.15, “Tax” means (i) any tax, governmental fee, or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax, or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined, or unitary group (other than such a group of which the Company or any of its Subsidiaries is the common parent), or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a taxing authority is determined or taken into account with reference to the liability of any other Person (other than Parent (or its Affiliates), the Company or any Subsidiary), and (iii) liability of the Company or any Subsidiary for the payment of any amount as a result of being party to any tax sharing agreement (other than with Parent (or its Affiliates), the Company or any Subsidiary) or with respect to the payment of any amount of the type described in clause (i) or (ii) as a result of any existing express obligation (other than to Parent (or its Affiliates), the Company or any Subsidiary) (including, but not limited to, an indemnification obligation).

SECTION 3.16  BROKERS AND FINDERS.

Other than Advisor, the Company has not employed any broker, finder, advisor, or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s, or similar fee or commission in connection therewith or upon the consummation thereof.  The Company shall pay any fees due to Advisor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.01  ORGANIZATION.

Parent is a limited liability entity duly formed, validly existing, and in good standing under the Laws of Germany.  Merger Sub is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Illinois.  Each of Parent and Merger Sub has all limited liability entity or corporate, as applicable, power and authority to carry on its business as presently being conducted and to own, operate and lease its properties.

SECTION 4.02  AUTHORIZATION.

Each of Parent and Merger Sub has all limited liability entity or corporate, as applicable, power and authority to enter into this Agreement and to carry out its respective obligations hereunder and to consummate the Merger and the other transactions contemplated hereby.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or corporate, as applicable, action on the part of Parent and Merger Sub, and no other limited liability entity or corporate proceedings, as applicable, on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby.  The Boards of Directors of each of Parent and Merger Sub have approved this Agreement and the Merger.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution, and delivery hereof by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar Laws affecting creditors’ rights generally or by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 4.03  NO VIOLATIONS; CONSENTS AND APPROVALS.

The execution and delivery of this Agreement by Parent and Merger Sub, compliance with the provisions of this Agreement by Parent and Merger Sub, and the consummation of the Merger and the other transactions contemplated by this Agreement will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or acceleration of any obligation or to loss of any material rights under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, or result in the creation of any lien upon any of the properties or assets of Parent or Merger Sub under, (i) the organizational documents of Parent or Merger Sub, (ii) any Contract applicable to

Parent or Merger Sub or their respective properties or assets, or (iii) subject to the filings with Governmental Entities and other matters referred to in the following sentence, and the approval of this Agreement and the Merger by the shareholders of the Company, any judgment, order, decree, or Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, or Liens that individually or in the aggregate would not have a material adverse effect on Parent and Merger Sub (considered as one entity) or their ability to consummate the Merger and the other transactions contemplated by this Agreement.  No consent, approval, order, or authorization of, or registration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (A) the Schedule 13E-3 (including amendments or supplements thereto), and (B) such reports under Section 12 or 13(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement (including amendments or supplements thereto), (ii) the filing of the Articles of Merger with the Illinois Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Merger Sub is qualified to do business and such filings, if any, with any Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” Laws, (iii) those consents, approvals, orders, or authorizations of, or registrations or filings, that may be required solely by reason of the Company’s (as opposed to any other third party’s) participation in the Merger and the other transactions contemplated by this Agreement, and (iv) those consents, approvals, orders, or authorizations of, or registrations or filings, that, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Parent and Merger Sub (considered as one entity).

SECTION 4.04  DISCLOSURE DOCUMENTS; PROXY STATEMENT.

None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company’s shareholders or at the time of the Shareholder Meeting, or (ii) the Schedule 13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion in the Schedule 13E-3, Proxy Statement, or other documents filed with the SEC or any other Governmental Entity.

SECTION 4.05  BROKERS AND FINDERS.

Except for Marshall & Stevens Incorporated, neither Parent nor Merger Sub has employed any broker, finder, advisor, or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s, or similar fee or commission in connection therewith or upon the consummation thereof.  Parent shall pay any fees due to Marshall & Stevens Incorporated.

SECTION 4.06  LITIGATION.

There is no action, suit, or proceeding pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub at law, in equity or otherwise, in, before or by any court or other Governmental Entity that, individually or in the aggregate, would reasonably be likely to have a material adverse effect on the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

SECTION 4.07  FINANCING.

Subject to the Company’s compliance with its covenants set forth in Section 5.10 and the satisfaction of the conditions to Parent’s and Merger Sub’s obligations set forth in Sections 6.01 and 6.02, Parent will have available to it, at the Effective Time, sufficient funds to (i) deposit in the Exchange Fund an amount equal to the Aggregate Merger Consideration and (ii) pay the Expenses to be paid by it.

SECTION 4.08  SHARE OWNERSHIP.

None of Parent, Merger Sub or any of their respective “affiliates” or “associates” (as those terms are defined in Rule 12b-2 under the Exchange Act) “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock other than 2,434,950 shares of Company Common Stock, as reported in Parent’s Schedule 13G dated January 28, 2004.

SECTION 4.09  NOT AN “INTERESTED SHAREHOLDER”.

Neither Parent nor RZ-Service GmbH, the record owner of the shares of Company Common Stock beneficially owned by Parent, is an “interested shareholder” for purposes of Sections 5/7.85 or 5/11.75 of the IBCA.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

SECTION 5.01  CONDUCT OF BUSINESS.

From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees to do, and to cause each of its Subsidiaries to do, except as otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the following:

(a)           Ordinary Course.  The Company and each of its Subsidiaries shall operate the businesses conducted by them in the ordinary and usual course and shall use their commercially reasonable best efforts to preserve intact their present business organizations, keep available the services of their present officers and key employees and preserve their relationships with material customers and suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time; provided, however, that no action by the Company or any of its Subsidiaries shall be deemed to be in breach of this Section 5.01(a) with respect to matters specifically addressed by any other provision of this Section 5.01 unless such action would constitute a breach of one or more of such other provisions.

(b)           Accounting Principles; Liabilities.  The Company shall not, and shall not permit any of its Subsidiaries to:

(i)            change any of the accounting principles or practices used by it, except as may be required as a result of a change in Law or in generally accepted accounting principles; or

(ii)           pay, discharge, or satisfy any claims, liabilities, or obligations (absolute, accrued, asserted, or unasserted, contingent or otherwise), other than the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice.

(c)           Employee Matters; Executive Compensation.  Except for actions made in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to (i) increase the compensation payable to or to become payable to its directors, officers, employees, or consultants; (ii) pay any bonus, grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, or other employee or consultant of the Company or any of its Subsidiaries; (iii) establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy, or arrangement for the benefit of any current or former directors, officers, employees, or consultants; (iv) materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan; (v) change the manner in which contributions to any such plan are made or the basis on which such contributions are determined; or (vi) plan, announce, implement, or effect any reduction in force, lay-off, early retirement program, severance program, or other program concerning the termination of employees of the Company or any of its Subsidiaries, except, in each case, as may be required by Law or contractual commitments that are existing as of the date of this Agreement.

(d)           Other Business.  Except for such actions as may be required by Law, the Company shall not, and shall not permit any of its Subsidiaries to, take any action that will result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue or in any of the conditions set forth in Article VI not being satisfied.

(e)           Dividends; Changes in Capital Stock.  The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare, set aside or pay any dividends on or make any other distributions (whether cash, stock, or property) in respect of any of its capital stock (except for the Company’s regular quarterly dividend of $0.09 per share); (ii) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase, redeem, or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(f)            Issuance of Securities.  The Company shall not, and shall cause its Subsidiaries not to, issue, sell, grant, pledge, or otherwise encumber, or authorize or propose the issuance, grant, sale, or encumbrance of, any shares of its capital stock of any class, any other voting securities, or any securities convertible into or exercisable for, or any rights, warrants, or options to acquire, any such shares, voting securities, or convertible securities, or accelerate the vesting of, or the lapsing of restrictions with respect to, or enter into any agreement with respect to any of the foregoing.

(g)           Organization Documents.  Except to the extent required to comply with their respective obligations hereunder or as required by Law, the Company and its Subsidiaries shall not amend or propose to amend their respective organizational documents.

(h)           Extraordinary Transactions.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) merge, amalgamate, or consolidate with any other Person, (ii) sell any of its assets (other than sales of assets in the ordinary course of business consistent with past practice or the disposition of obsolete or worthless assets), or (iii) acquire (by merger, consolidation, or acquisition of stock or assets) any material property or assets (other than inventory or equipment acquired in the ordinary course of business consistent with past practice).

(i)            Indebtedness.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money, other than pursuant to the Credit Facility (as defined below in Section 5.10), or guarantee any such indebtedness of another Person or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person, other than by the Company or its Subsidiaries to or in the Company or its Subsidiaries or routine advances to employees; or (iii) pay, discharge, or satisfy any claims, liabilities, or obligations (absolute, accrued, asserted, unasserted, contingent, or otherwise), other than in the case of clauses (ii) or (iii) above, loans, advances, capital contributions, investments, payments, discharges, or satisfactions entered into, incurred or committed to in accordance with Section 5.01(m) below or otherwise in the ordinary course of business consistent with past practice.

(j)            Certain Agreements.  The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto, or that could, after the Closing, limit or restrict the Surviving Corporation or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, other than any such agreement or arrangement (i) entered into in the ordinary course of business consistent with past practice and (ii) terminable (including the limitations and restrictions thereunder) within 12 months or less.

(k)           Capital Expenditures.  The Company shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures or commitments, other than in the ordinary course of business consistent with past practice or pursuant to any contractual commitments that are existing as of the date of this Agreement.

(l)            Tax Matters.  The Company shall not, and shall not permit any of its Subsidiaries to, make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local, or foreign Tax liability or agree to an extension of a statute of limitations.

(m)          Certain Liabilities.  The Company shall not, and shall not permit any of its Subsidiaries to, enter into any compromise or settlement of, or take any material action with respect to, any litigation, action, suit, claim, proceeding or investigation other than the prosecution or defense thereof in the ordinary course of business or the settlement thereof (provided that the aggregate of all settlements by the Company during the period that the provisions of this Section 5.01(m) are in effect shall not exceed $500,000).

(n)           Commitments.  The Company shall not, and shall not permit any of its Subsidiaries to, commit or agree to take any of the actions prohibited by this Section 5.01.

SECTION 5.02  SHAREHOLDER MEETING.

(a)           Except as otherwise provided in Section 5.03, the Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene, and hold a meeting of its shareholders (the “Shareholder Meeting”) for the purpose of approving this Agreement and the Merger by the Required Shareholder Vote.  Except as otherwise provided in Section 5.03, the Company Board shall declare the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, and recommend to the Company’s shareholders the approval of this Agreement and the Merger, shall include such declaration and recommendation in the Proxy Statement, and shall take all lawful and commercially reasonable action to solicit such approval and to otherwise comply with all legal requirements applicable to the Shareholder Meeting.

(b)           As soon as practicable following the date of this Agreement, the Company, Merger Sub, and Parent shall jointly prepare, and the Company shall file with the SEC, the Proxy Statement, in preliminary form.  Merger Sub and Parent will cooperate with the Company in connection with the preparation and filing with the SEC of the Proxy Statement, including, but not limited to, furnishing the Company upon request with any and all information regarding Merger Sub, Parent, or their respective Affiliates, the plans of such Persons for the Surviving Company after the Effective Time, and all other matters and information as may be required to be set forth therein under the Exchange Act or the rules and regulations promulgated thereunder.  Prior to the filing of the Proxy Statement, in preliminary form, the parties shall each approve (which approval, with respect to any party, shall not be unreasonably withheld, delayed, or conditioned) the form and content of the Proxy Statement.  The Company shall use its reasonable best efforts, after consultation with the Parent and the Merger Sub, (i) to respond to the comments of the SEC staff concerning the Proxy Statement as promptly as practicable, and (ii) to cause the final, definitive Proxy Statement to be filed with the SEC and mailed to the Company’s shareholders not later than five (5) Business Days after receipt of clearance from the SEC staff.  The Company shall pay the filing fees for the Proxy Statement.  Merger Sub and Parent shall be given a reasonable opportunity to review and comment upon all filings with the SEC and all mailings to the Company’s shareholders in connection with the Merger and the other transactions contemplated by this Agreement prior to the filing or mailing thereof.  Each of the Company,

Parent, and Merger Sub agree to promptly supplement, update, and correct any information provided by such party for use in the Proxy Statement which becomes incomplete, false, or misleading.  The Company shall cause the Fairness Opinion of the Advisor to be included as an annex to the Proxy Statement.

(c)           Concurrently with the preparation and filing of the Proxy Statement, the Company, Merger Sub, and Parent shall jointly prepare and file with the SEC the Schedule 13E-3.  Each of the Company, Parent, and Merger Sub shall promptly furnish to the other parties all information concerning such party as may reasonably be requested in connection with the preparation of the Schedule 13E-3.  Each of the Company, Parent, and Merger Sub shall promptly supplement, update, and correct any information provided by such party for use in the Schedule 13E-3 which becomes incomplete, false, or misleading.  The Company shall cause the Fairness Opinion to be included as an exhibit to the Schedule 13E-3.

(d)           Each party shall notify the other parties promptly of (i) the receipt of any notices, comments, or other communications from the SEC or any other Governmental Entity, and (ii) any requests by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly provide the other parties with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3.

(e)           If, at any time prior to the Shareholder Meeting, any event should occur relating to the Company or its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will promptly inform Parent and Merger Sub.  If, at any time prior to the Shareholder Meeting, any event should occur relating to Parent or Merger Sub, which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, Parent and Merger Sub will promptly inform the Company.  In any such case, the Company, with the cooperation of Parent and Merger Sub shall, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company’s shareholders; provided that, prior to such filing or mailing, the parties shall approve (which approval, with respect to any party, shall not be unreasonably withheld, delayed, or conditioned) the form and content of such amendment or supplement.

(f)            At the Shareholder Meeting (including any adjournment thereof), Parent will, and will cause each of its Subsidiaries and Affiliates to, vote any and all Company Common Stock owned by them in favor of the Merger and the adoption of the Agreement.

SECTION 5.03  OTHER OFFERS.

(a)           Except as provided in Sections 5.03(c) and 5.03(d), from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees that the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any officer, director, employee, investment banker, attorney, or other advisor or representative of the Company or any of its Subsidiaries (the “Company Representatives”) to, directly or indirectly:

(i)            solicit, initiate, or encourage the submission of, or approve or recommend, or propose publicly to approve or recommend any Acquisition Proposal (as defined below in this Section 5.03);

(ii)           enter into any agreement with respect to any Acquisition Proposal; or

(iii)          solicit, initiate, participate in, or encourage any discussions or negotiations regarding, or furnish to any Person (other than Parent or any of its Affiliates or representatives) any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

Without limiting the foregoing, it is understood that any violation, of which the Company or any of its Subsidiaries had prior knowledge, of the restrictions set forth in the immediately preceding sentence by any Company Representative, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.03 by the Company.

(b)           For purposes of this Agreement, “Acquisition Proposal” means any proposal for a merger or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, securities representing more than 50% of the voting power of the Company or a significant portion of the assets of the Company.

(c)           Notwithstanding the foregoing provisions of this Section 5.03, the Company may, and may direct any Company Representative acting on behalf of the Company Board or the Special Committee to, (i) engage in discussions or negotiations regarding an Acquisition Proposal, (ii) furnish or provide non-public information, or (iii) afford access to the properties, books, records, and Company Representatives, with or to any Person that has made a bona fide written Acquisition Proposal that has not been solicited, initiated, or encouraged by the Company, its Subsidiaries, or any of the Company Representatives in violation of this Section 5.03 and which the Special Committee and the Company Board have each determined in good faith may constitute a Superior Proposal (as defined below in this Section 5.03) from such Person; provided, however, that, prior to taking any action described in any of the foregoing clauses (i), (ii), or (iii), the Person making the Acquisition Proposal has entered into a confidentiality agreement for the benefit of the Company on customary terms satisfactory to the Special Committee and its counsel.  The Company or the Special Committee, as applicable, shall promptly notify Parent of the Company’s or the Special Committee’s, as applicable, first receipt of any Acquisition Proposal (but in no event later than 48 hours after the receipt thereof), and of the material terms and conditions thereof and, to the extent not prohibited by such Acquisition Proposal, the identity of the Person making any such Acquisition Proposal.  The Company or the Special Committee, as applicable, shall further promptly notify or update Parent on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between the Company or the Special Committee, as applicable, and such Person.

(d)           Subject to Section 7.01 hereof, at any time prior to the approval of the Merger and this Agreement by the shareholders of the Company,

(i)            either the Company Board or the Special Committee may withdraw or modify in a manner adverse to Parent and Merger Sub its approval and recommendation of the Merger and this Agreement so long as the Company Board or the Special Committee, as applicable, shall have determined in its good faith judgment, after consultation with independent legal counsel, that its failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and/or

(ii)           the Company Board, upon the recommendation of the Special Committee, may accept a Superior Proposal and cause the Company to enter into a definitive agreement with respect to a Superior Proposal, provided that nothing in this Section 5.03(d) will permit the Company to enter into a definitive agreement for a Superior Proposal unless this Agreement has been terminated as provided in Section 7.01 and all amounts required to be paid under Section 7.02 shall have been paid or provision for such payment shall have been made to the reasonable satisfaction of Parent.

A “Superior Proposal” means an Acquisition Proposal which each of the Special Committee and the Board of Directors determines in good faith, after consultation with and giving due consideration to the advice of its legal and financial advisors, (x) is reasonably capable of being completed, including a determination that its financing, to the extent required, is then committed or is reasonably likely to be obtained without material delay, and (y) would, if consummated, result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Merger contemplated by this Agreement.

(e)           The Company shall immediately cease and terminate, as of the date hereof, all existing discussions or negotiations with any Person conducted heretofore in respect of any Acquisition Proposal.

SECTION 5.04  ANNOUNCEMENT.

Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld, delayed, or conditioned); provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by Law or the rules and regulations of The Nasdaq Stock Market, if it has used its reasonable best efforts to consult with the other party, and to provide the other party the opportunity to review and comment upon such press release or public statement, before issuing any such press release or making any such public statement.  The parties agree that the initial press release(s) to be issued with respect to the Merger shall be mutually agreed upon prior to the issuance thereof.

SECTION 5.05  NOTIFICATION OF CERTAIN MATTERS.

The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of:

(i)            the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be reasonably likely to cause any representation or warranty contained in this

Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; and

(ii)           any material failure to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 5.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 5.06  ACCESS.

Between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, subject to the Company obtaining a confidentiality agreement from Parent in form and substance reasonably satisfactory to the Company, the Company shall (and shall cause each of its Subsidiaries to) afford the officers, employees, accountants, counsel, financing sources, and other representatives of Parent, full access during normal business hours to all of its properties, books, contracts, commitments, and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent:

(i)            a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities Laws; and

(ii)           all other information concerning its business, properties, and personnel as Parent may reasonably request, provided that the furnishing of such documents or other information does not constitute a breach of the provisions hereof or of any agreement to which the Company (or any of its Subsidiaries) is a party or by which the Company (or any of its Subsidiaries) is bound, and is not restricted by any Governmental Entity or applicable Law.

SECTION 5.07  REASONABLE BEST EFFORTS.

Before Closing, upon the terms and subject to the conditions of this Agreement, each of Parent, Merger Sub, and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable (subject to applicable Laws) with respect to its obligations to consummate and make effective the Merger and other transactions contemplated by this Agreement as promptly as practicable including, but not limited to:

(i)            the preparation and filing of all forms, registrations, and notices required to be filed to consummate the Merger; the obtaining of any other approvals, consents, orders, exemptions, or waivers from any third party or Governmental Entity required in connection with the transactions contemplated by this Agreement; and the vacating or lifting of any order, injunction, legal restraint, or prohibition described in Section 6.01(a);

(ii)           the preparation of any disclosure and other documents requested to facilitate the financing of any of the transactions contemplated by this Agreement; and

(iii)          the satisfaction of the conditions to Closing.

The provisions of this Section 5.07 shall not relieve a party from a breach of its other obligations set forth in this Agreement that are not qualified by an obligation to use reasonable best efforts, even if such party used reasonable best efforts with respect to the breached obligation.

SECTION 5.08  MERGER SUB COMPLIANCE.

Parent shall cause Merger Sub to comply with all of its obligations under this Agreement.

SECTION 5.09  OBLIGATION OF PARENT.

Parent shall not take any action, and it shall use its reasonable best efforts not to permit any director of the Company who is an employee of Parent to take any action, that would cause the Company to breach any of the representations, warranties, or agreements made by the Company in this Agreement.

SECTION 5.10  FINANCING.

(a)           Immediately following the execution and delivery by the parties of this Agreement, the Company shall enter into a credit facility (the “Credit Facility”) on terms that have been agreed to by Parent, Merger Sub, and the Company, which Credit Facility shall provide for a $10,750,000 term loan (the “Merger Loan”).  Subject to the Merger becoming effective, the proceeds of the Merger Loan, a portion of the Company’s available cash on hand, and certain additional funds made available to Merger Sub from Parent shall be used to fund the payment of the Aggregate Merger Consideration and Expenses incident to this Agreement and the transactions contemplated hereby.

(b)           The Company agrees to provide reasonable cooperation in connection with the arrangement of any financing to be used in connection with the Merger and the other transactions contemplated hereby, including (i) allowing the participation of its officers in meetings or due diligence sessions, and (ii) causing its officers to execute and deliver on behalf of the Company any agreements, documents, or certificates reasonably required in connection with the Credit Facility or, subject to the Merger becoming effective, any financing to be obtained by Parent and Merger Sub to fund the payment of the Aggregate Merger Consideration and Expenses incident to this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, the Company will use its reasonable best efforts to take all necessary actions to be taken by it to satisfy, at the Effective Time, the Company’s obligations which are conditions to the borrowing of the Merger Loan set forth in the Credit Facility.

(c)           The Company also agrees to allow Parent, Merger Sub, and their respective representatives to participate in discussions and negotiations with the lender under, and to review and comment on, any agreements, documents, or certificates required in connection with, the Credit Facility.

(d)           If the Credit Facility is withdrawn or otherwise unavailable, and if the other conditions to Parent’s and Merger Sub’s obligation to consummate the Merger have nonetheless been satisfied, Parent, Merger Sub and the Company will each use reasonable best efforts, and will cooperate with each other, to arrange alternative financing for the Merger (provided that the terms thereof are not materially less favorable than those contemplated by the Credit Facility).

SECTION 5.11  STATE TAKEOVER LAWS.

If any “fair price,” “business combination,” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent, Merger Sub, and the Company and their respective boards of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary and lawful so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

SECTION 5.12  FURTHER ASSURANCES.

The proper officers of the Company and Merger Sub shall take any reasonably necessary actions if, at any time after the Effective Time, any further action is reasonably necessary to carry out the purposes of this Agreement.  Without limiting the generality of the foregoing, if, at any time after the Effective Time, the Surviving Corporation shall consider or be advised of any deeds, bills of sale, assignments, assurances, or any other actions or things that are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation its right, title, or interest in, to or under any of the rights, properties, or assets of the Company or Merger Sub or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as the case may be, all such deeds, bills of sale, assignments, and assurances and take and do, in the name and on behalf of the Company or Merger Sub, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title, and interest in, to and under such rights, properties, or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 5.13  INDEMNIFICATION AND INSURANCE.

(a)           The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation at least as protective to any director or officer as those set forth in the articles of incorporation and bylaws of the Company on the date hereof, which provisions shall not be amended, repealed, or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors or officers of the Company, unless such modification is required by Law.

(b)           The Surviving Corporation (or any successor to the Surviving Corporation) shall, to the fullest extent permitted under the IBCA or under the Surviving Corporation’s articles of incorporation or bylaws, whichever provisions are most beneficial to an applicable indemnitee to the extent permitted by applicable Law, indemnify and hold harmless, for a period of six years after the Effective Time, each Person who is now, or has been at any time prior to the date hereof, or becomes prior to the Effective Time, a director or officer of the Company against all losses, claims, damages, liabilities, costs, fees, expenses (including attorneys’ fees and expenses), judgments, fines, losses and amounts paid in settlement incurred in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a “Claim”) to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer or agent of another corporation, partnership, joint venture, trust, or other enterprise or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time.

(c)           At or prior to the Effective Time, the Company shall obtain and pay for, at the Company’s expense, a fully paid policy or policies of directors’ and officers’ liability insurance providing ‘tail’ coverage for the Persons currently covered by the Company’s existing policy for a period of six years from and after the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time, and providing at least the same coverage and amounts as, and containing terms and conditions which are not less advantageous to the covered Persons in any material respect than, the Company’s current policy, provided, such coverage can be provided at a total cost of no greater than $225,000, and provided, further, if such coverage cannot be provided at a total cost of no greater than $225,000, then the Company shall obtain and pay for as much insurance as can be purchased for such amount.

SECTION 5.14  ADVISOR’S FAIRNESS OPINION.

Promptly upon execution of this Agreement, the Company shall provide Parent with a true and complete copy of the Fairness Opinion.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01  CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER.

The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by this Agreement and applicable Law):

(a)           No Injunction or Proceeding.  No order or injunction of a court of competent jurisdiction or other legal restraint or prohibition shall be in effect and have the effect of prohibiting or making illegal the consummation of the Merger; and no statute, rule, or regulation shall have been enacted, entered, enforced, or deemed applicable to the Merger that prohibits or makes illegal the consummation of the Merger; provided, however, that prior to invoking this condition, a party shall have complied with its obligations under Section 5.07.

(b)           Consents.  Other than the filing of the Articles of Merger, and except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, all consents, approvals, and authorizations of and filings with Governmental Entities or other Persons required for execution, delivery, and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, or which are identified on Schedule 6.01(b), shall have been obtained or effected or filed.

(c)           Shareholder Approval.  This Agreement and the Merger shall have been duly adopted by the Required Shareholder Vote in accordance with the IBCA.

SECTION 6.02  CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB TO EFFECT THE MERGER.

In addition to the conditions set forth in Section 6.01, the obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver of each of the following conditions prior to or on the Closing Date:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date, and except to the extent the inaccuracies under such representations and warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect (provided that, solely for the purposes of this Section 6.02(a), any representation or warranty of the Company that is qualified by materiality or Material Adverse Effect shall be read as if such qualification were not present); provided, however, that if the failure of a representation or warranty to be true and correct was caused by any action or omission by Parent or Merger Sub or any agent or employee of Parent or Merger Sub, Parent and Merger Sub may not rely upon such failure as a basis for not proceeding in any manner with the Closing.

(b)           Agreements.  The Company shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, however, that if the failure to perform or comply was caused by any action or omission by Parent or Merger Sub, Parent and Merger Sub may not rely upon such failure as a basis for not proceeding in any manner with the Closing.

(c)           Recommendation; Fairness Opinion.  Neither the Company Board nor any committee thereof shall have withdrawn or adversely modified in a manner adverse to Parent and Merger Sub its approval or recommendation of this Agreement or the Merger or, as applicable, its recommendation that the shareholders of the Company adopt and approve this Agreement and the Merger; shall not have recommended the approval or acceptance of a Superior Proposal; and shall not have publicly disclosed any intention to do any of the foregoing; and the Fairness Opinion shall not have been withdrawn or modified.

(d)           Dissenting Shares.  Immediately prior to the Effective Time, Dissenting Shares shall not exceed ten percent (10%) of the issued and outstanding shares of Company Common Stock.

(e)           Certificate.  The Company shall have delivered to Merger Sub duly adopted resolutions of the Company Board approving the execution, delivery, and performance of this Agreement, and resolutions of the shareholders of the Company approving the Merger, in each case certified by the Secretary or Assistant Secretary of the Company.

(f)            Material Adverse Effect.  From the date of this Agreement until the Closing Date, there shall not have occurred any Material Adverse Effect or any change, effect, or circumstance that would reasonably be expected to have a Material Adverse Effect.

SECTION 6.03  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER.

In addition to the conditions set forth in Section 6.01, the obligations of the Company to effect the Merger are further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

(a)           Representations and Warranties.  The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date, and except to the extent the inaccuracies under such representations and warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on Parent and Merger Sub, considered as one entity (provided that, solely for the purposes of this Section 6.03(a), any representation or warranty of the Parent and Merger Sub that is qualified by materiality or material adverse effect shall be read as if such qualification were not present); provided, however, that if the failure of a representation or warranty to be true and correct was caused by any action or omission by the Company, or any agent or employee of the Company, the Company may not rely upon such failure as a basis for not proceeding in any manner with the Closing.

(b)           Agreements.  The Parent and Merger Sub shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date; provided, however, that if the failure to perform or comply was caused by any action or omission by the Company, the Company may not rely upon such failure as a basis for not proceeding in any manner with the Closing.

(c)           Exchange Fund Deposit.  The Aggregate Merger Consideration shall have been deposited into the Exchange Fund in the manner contemplated by Section 2.01.

ARTICLE VII

TERMINATION, AMENDMENT, AND WAIVER

SECTION 7.01  TERMINATION.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)           by the mutual written consent of the Boards of Directors of Parent, Merger Sub, and the Company (in the case of the Company, upon recommendation of the Special Committee);

(b)           by either the Company upon the recommendation of the Special Committee, on the one hand, or Parent and Merger Sub, on the other hand, if:

(i)            any Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree, ruling, or other action the parties to this Agreement shall have used their reasonable efforts to lift) that permanently restrains, enjoins, or otherwise prohibits Parent, Merger Sub, or the Company from consummating the transactions contemplated by this Agreement, including the Merger, and such order, decree, ruling, or other action shall have become final and nonappealable; or

(ii)           approval by the shareholders of the Company required for the consummation of the Merger and the other transactions contemplated hereby shall not have been obtained at the Shareholder Meeting or any adjournment thereof by reason of the failure to obtain the Required Shareholder Vote; or

(iii)          prior to the approval of this Agreement and the Merger by the shareholders of the Company, the Company Board or Special Committee shall have resolved to accept a Superior Proposal; or

(iv)          the Merger shall not have been consummated by the date that is nine months after the date of this Agreement (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 7.01(b)(iv) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date.

(c)           by the Company, if, prior to the Effective Time, Parent or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants, or other agreements contained in this Agreement that (x) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (y) cannot be or has not been cured within 15 days after the giving of written notice by the Company to Parent and Merger Sub; provided, however, that the Company may not terminate this Agreement if any affirmative action by the Company or any agent or employee of the Company was the cause of the breach by Parent or Merger Sub that would otherwise give rise to the termination right of the Company under this Section 7.01(c); or

(d)           by Parent, if:

(i)            prior to the Effective Time, (A) the Company Board or the Special Committee shall have withdrawn or modified in a manner adverse to Parent and Merger Sub its approval (in the case of the Company Board) or recommendation of this Agreement or the Merger or, in the case of the Company Board, its recommendation that the shareholders of the Company adopt and approve the Agreement or the Merger, or (B) the Company Board or the Special Committee shall have recommended the approval or acceptance of a Superior Proposal, or (C) the Company Board or the Special Committee shall have publicly disclosed any intention to take any of the actions described in clauses (A) or (B), or (D) the Company has failed to call the Shareholder Meeting or failed to mail the final, definitive Proxy Statement to the Company’s shareholders within 20 days after clearing any comments made by the SEC staff or failed to include in the Proxy Statement the recommendations described in clause (A) or the Fairness Opinion, and in any such case (A) through (D) the Company Board or Special Committee shall have first determined in its good faith judgment after consultation with independent legal counsel that its failure to take or taking of such action, as applicable, is reasonably likely to be inconsistent with its fiduciary duties under applicable Law; or

(ii)           prior to the Effective Time, the Fairness Opinion shall have been withdrawn or adversely modified by the Advisor; or

(iii)          the Company shall have breached in any material respect any representation, warranty, covenant, or other agreement contained in this Agreement that (x) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (y) cannot be or has not been cured within 15 days after the giving of written notice by Parent to the Company; provided, however, that Parent may not terminate this Agreement if any affirmative action by Parent or any agent or employee of Parent was the cause of the breach by the Company that would otherwise give rise to the termination right of Parent under this Section 7.01(d)(iii).

SECTION 7.02  EFFECT OF TERMINATION.

(a)           If this Agreement is terminated as provided in Section 7.01, written notice of such termination shall be given by the terminating party or parties to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company (except as set forth in this Section 7.02 and Section 7.01 of this Agreement, each of which Sections shall survive any termination of this Agreement); provided, however, that nothing in this Agreement shall relieve any party from any liability or obligation with respect to any willful breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement.

(b)           If this Agreement is terminated by Parent or the Merger Sub pursuant to Section 7.01(d)(i) or 7.01(d)(ii) or by the Parent or the Company pursuant to Section 7.01(b)(iii), the Company shall pay Parent and Merger Sub the actual out-of-pocket Expenses (not to exceed $500,000 in the aggregate) of Parent and Merger Sub and their Subsidiaries and Affiliates (other than the Company and its Subsidiaries) incurred in connection with this Agreement and the transactions contemplated hereby (the “Break-Up Expenses”), by wire transfer of immediately available funds promptly upon termination of this Agreement.  Parent and Merger Sub will supply to the Company any reasonable and customary documentation supporting the incurrence of such Break-Up Expenses that is reasonably requested by the Company.  Parent and Merger Sub agree that with respect to any termination of this Agreement pursuant to Section 7.01(b)(iii) or 7.01(d)(i) or 7.01(d)(ii) involving no breach of this Agreement by the Company, the payment of the Break-Up Expenses will be the sole and exclusive remedy of Parent and Merger Sub with respect thereto and shall constitute liquidated damages with respect to any claim for damages or other claim which Parent or Merger Sub might otherwise be entitled to assert against the Company or any of its assets, or against any of its directors, officers, employees, or stockholders with respect to this Agreement and the transactions contemplated hereby.

(c)           If (i) the Credit Facility or any other financing for the Merger of Parent and Merger Sub shall have been withdrawn or otherwise become unavailable other than as a result of (x) a breach by the Company of any of its representations, warranties, covenants, or other agreements contained in this Agreement, or (y) the failure of any of the conditions contained in Section 6.01 (other than a failure of the condition set forth in Section 6.01(c) as a result of the breach by Parent of the provisions of Section 5.02(f)) or Section 6.02(f) (other than a failure resulting solely from the Credit Facility having been withdrawn or otherwise becoming unavailable) to have been satisfied, and (ii) this Agreement shall have been terminated, Parent shall pay the Company the actual out-of-pocket Expenses (not to exceed $500,000 in the aggregate) of the Company and its Subsidiaries and Affiliates incurred in connection with this Agreement and the transactions contemplated hereby (the “Financing Failure Expenses”), by wire transfer of immediately available funds promptly upon termination of this Agreement.  The Company will supply to Parent any reasonable and customary documentation supporting the incurrence of such Financing Failure Expenses that is reasonably requested by Parent.  The Company agrees that with respect to any termination of this Agreement in such circumstances, the payment of the Financing Failure Expenses will be the sole and exclusive remedy of the Company with respect thereto and shall constitute liquidated damages with respect to any claim for damages or other claim which the Company might otherwise be entitled to assert against Parent, Merger Sub, or any of their respective assets, or against any of their respective directors, officers, employees, or stockholders with respect to this Agreement and the transactions contemplated hereby.

(d)           If this Agreement is terminated by either the Company pursuant to Section 7.01(c) on the one hand, or the Parent pursuant to Section 7.01(d)(iii) on the other hand, the non-terminating party shall pay the terminating party, the actual out-of-pocket Expenses (not to exceed $500,000 in the aggregate) of the terminating party and its Subsidiaries and Affiliates incurred in connection with this Agreement and the transactions contemplated hereby (the “Transaction Expenses”), by wire transfer of immediately available funds promptly upon termination of this Agreement.  The terminating party will supply to the non-terminating party any reasonable and customary documentation supporting the incurrence of such Transaction Expenses that is reasonably requested by the non-terminating party.  A party’s right to receive the Transaction Expenses shall be in addition to any other claim for damages or other claim which such terminating party might otherwise be entitled to assert against the non-terminating party or any of its assets, or against any of its directors, officers, employees, or stockholders, with respect to this Agreement and the transactions contemplated hereby.

SECTION 7.03  AMENDMENT.

The parties hereto may amend this Agreement in writing signed by each party hereto at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company, but after any such shareholder approval, no amendment shall be made which by Law requires the further approval of the shareholders without obtaining such further approval; provided, that, any amendment of this Agreement on behalf of the Company shall be subject to the approval of the Company Board and that approval shall be given only if recommended by the Special Committee.

SECTION 7.04  WAIVER.

At any time before the Effective Time, Parent or the Company, in the case of the Company by action taken by the Company Board upon the recommendation of the Special Committee, may:

(i)            extend the time for the performance of any of the obligations or other acts of any other party to this Agreement; or

(ii)           waive compliance with any of the agreements of any other party or with any conditions to its own obligations.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  All such representations and warranties will be extinguished upon the Effective Time of the Merger and neither the Company, any of its Subsidiaries, nor any of their respective officers, directors, employees, or shareholders shall be under any liability whatsoever with respect to any such representation or warranty after such time.  This Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

SECTION 8.02  EXPENSES.

Except as otherwise specifically contemplated by this Agreement, all Expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses.

SECTION 8.03  APPLICABLE LAW.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES.

SECTION 8.04  JURISDICTION.

Parent, Merger Sub, and the Company each hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement and all or any of the transactions contemplated hereby to the exclusive jurisdiction of either (a) the United States District Court for the Northern District of Illinois or (b) any court of the State of Illinois located in Cook County, Illinois, and waive any and all objections to such jurisdiction that they may have under the laws of the State of Illinois or the United States.  Parent, Merger Sub, and the Company each irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express courier or delivery service, to the Parent, Merger Sub, and the Company at their respective addresses referred to in Section 8.05 hereof.

SECTION 8.05  NOTICES.

ALL NOTICES AND OTHER COMMUNICATIONS UNDER THIS AGREEMENT SHALL BE IN WRITING AND SHALL BE DEEMED TO HAVE BEEN DULY GIVEN OR MADE AS FOLLOWS:

(a)           if sent by registered or certified mail in the United States, return receipt requested, upon receipt;

(b)           if sent by reputable overnight air courier, one Business Day after being sent;

(c)           if sent by facsimile transmission, when transmitted and appropriate confirmation is received; or

(d)           if otherwise actually personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to the Company, to:

Minuteman International, Inc.

111 South Rohlwing Road

Addison, Illinois 60101

Telephone:  630.627.6900

Fax:  630.627.1173

Attention:  Gregory J. Rau

with a copy to:

Reynolds & Reynolds, Ltd.

111 West Washington Street

Suite 1631

Chicago, Illinois 60602

Telephone:  312.332.4312

Fax:  312.419.0547

Attention:  Frank R. Reynolds, Esq.

and also to:

Jenner & Block LLP

One IBM Plaza

Chicago, Illinois 60611

Telephone:  312.840.7296

Fax:  312.840.7396

Attention:  John F. Cox, Esq.

and also to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Telephone:  312.558.5882

Fax:  312.558.5700

Attention:  Wayne D. Boberg, Esq.

If to Parent or Merger Sub, to:

Hako-Werke International GmbH

Hamburger Str. 209-239

D-23843 Bad Oldesloe

Germany

Telephone:  (+49) 4531/806-200

Fax:  (+49) 4531/806-739

Attention:  Prof. Dr. Eckart Kottkamp

with a copy to:

Bell, Boyd & Lloyd LLC

70 West Madison St., Suite 3100

Chicago, Illinois 60602

Telephone:  312. 807.4265

Fax:  312.827.8037

Attention:  Patrick J. Maloney, Esq.

Each party may change its address by written notice in accordance with this Section 8.05.

SECTION 8.06  ENTIRE AGREEMENT.

This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the parties hereto with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, oral or written, respecting such subject matter.

SECTION 8.07  ASSIGNMENT.

Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may assign this Agreement to any wholly owned Subsidiary of Parent or Merger Sub.  No such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement.  Subject to the first sentence of this Section 8.07, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

SECTION 8.08  HEADINGS; REFERENCES.

The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles” or “Sections” shall be deemed to be references to Articles or Sections of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

SECTION 8.09  COUNTERPARTS; EFFECTIVENESS.

This Agreement may be executed in one or more counterparts (including by means of executed signature pages transmitted by facsimile), each of which shall be deemed to be an original but all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 8.10  NO THIRD-PARTY BENEFICIARIES.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as set forth in Sections 1.06(b), 1.07 and 5.13 (which are intended to and shall create third party beneficiary rights if the Merger is consummated), nothing in this Agreement, express or implied, is intended to confer upon any person or entity not a party to this Agreement any rights or remedies under or by reason of this Agreement.

SECTION 8.11  SEVERABILITY; ENFORCEMENT.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

SECTION 8.12  SPECIAL ENFORCEMENT.

The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which any of the parties hereto is entitled at law or in equity.

SECTION 8.13  CERTAIN DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings set forth in this section:

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, or otherwise.

“Business Day” means any day other than a day on which banks in Chicago, Illinois or Hamburg, Germany are required or authorized to be closed.

“Expenses” means and includes all out-of-pocket costs and expenses (including, without limitation, all fees and expenses (including commitment fees) of counsel, accountants, banks, investment bankers, experts, and consultants to a party hereto and its Affiliates) actually incurred by a party or on its behalf, whenever incurred, in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and the transactions contemplated hereby.

“Law” means all provisions of any federal, state, foreign, local, or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, including any rules, regulations, and orders promulgated thereunder, and any final orders, decrees, consents, or judgments of any regulatory agency or court.

“Material Adverse Effect” means any change, effect or circumstance that (i) is materially adverse to the businesses, assets, operations, property, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, excluding changes, effects or circumstances between the date of this Agreement and the Effective Time resulting primarily from (w) general economic or business conditions, (x) conditions that affect the cleaning equipment industry generally (including, without limitation, those resulting from war or terrorist incident), (y) changes in financial or securities markets generally (including changes in the trading price of the Company Common Stock or in interest rates), and (z) the public announcement or pendency of the transactions contemplated by this Agreement or (ii) prevents or materially delays the performance by the Company of any of its obligations under this Agreement, including the funding of the Merger Loan, or the consummation of the Merger.

“Subsidiary” means, with respect to any Person, any other Person of which the first mentioned Person, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent of the general voting power under ordinary circumstances of such entity.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

HAKO-WERKE INTERNATIONAL GMBH

By
Prof. Dr. Eckart Kottkamp
Managing Director

MINUTEMAN INTERNATIONAL, INC.

By
Gregory J. Rau
President and Chief Executive Officer

MMAN ACQUISITION CORP.

By
Prof. Dr. Eckart Kottkamp
President